News Release

Document Security Systems, Inc. First Federal Plaza 28 East Main Street Rochester, NY 14614	Investor contact: Deborah K. Pawlowski Kei Advisors LLC 716.843.3908 Email: dpawlowski@keiadvisors.com	Media contact: Kim Waver Dixon Schwabl Advertising 585.899.3273 Email: kim@dixonschwabl.com

For Immediate Release

Document Security Systems Reports 103% Revenue Growth
to $1.7 million in First Quarter 2007

•	Gross profit increases 234% in first quarter 2007

•	Gross profit margin improves to 60%

•	Organic revenue grows 57%

ROCHESTER, NY, May 14, 2007 — Document Security Systems, Inc. (AMEX: DMC; "DSS"), a leader in proven, patented protection against counterfeiting and unauthorized copying, scanning and photo imaging, today reported results for the first quarter ended March 31, 2007.

Revenue for the quarter was $1.7 million, up 103%, or $887,000, over revenue of $863,000 in the first quarter of 2006. Driving the growth was significant increases in licensing revenue and early sales from DSS’s new On-Demand digital solutions product suite. In addition, DSS’s plastic printing division, P3, had record sales for the quarter.

Mr. Patrick White, Chairman, and CEO of DSS, commented, “The first quarter was a strong indicator of the traction we are gaining in the global market with our security solutions. All of our product lines, and more importantly, we saw proof of success with our On-Demand offerings. Beyond the first quarter, there are several exciting opportunities that we are working on with our strategic partners. These relationships are growing and are now substantiating their value through sales.”

FIRST QUARTER HIGHLIGHTS

•
Together with The Ergonomic Group (EGI), DSS developed and rapidly deployed an On-Demand digital security print solution for Indra Sistemas, S. A. to deliver digital passport certificates for the Panama Maritime Authority.

•	DSS received the first technology order from BTI for the production of a work permit for a city in China.

•	DSS reached agreement with BTI to extend its technology partnership to cover the Dominican Republic.

•	DSS completed the initial shipment of a foreign driver’s license order with anticipation of significant follow-on orders under a multi-year term.

-MORE-

Document Security Systems Reports 103% Revenue Growth in First Quarter 2007
May 14, 2007

OPERATING RESULTS

Gross profit for the first quarter increased 234% to $1.1 million compared with $317,000 in the first quarter of 2006. Gross margin increased to 60% compared with 37% in the first quarter of 2006. The improvements in gross profits and margins reflect the impact of growth in DSS’s royalty and digital solutions revenue streams. In addition, DSS realized improved margins on its plastic products and core security products as it leveraged the value of its unique and patented technology.

Operating expenses for the first quarter were $2.3 million compared with $1.3 million in 2006, an increase of approximately $1.0 million, or 72%. The increase in operating expenses includes increases in stock based compensation of $309,000, an increase of approximately $126,000 in amortization of intangible assets primarily associated with the Company’s patent portfolio and approximately $91,000 of expense variance in the first quarter of 2007 that was associated with the timing of the acquisition of P3 in February 2006. The remaining increase in operating expenses primarily reflects increases in sales and marketing expenses, which increased 144%, or $295,000, compared with the first quarter of 2006.

The first quarter 2007 Adjusted EBITDA loss was $518,000, or $0.04 per basic and diluted share, compared with a loss of $713,000, or $0.06 per basic and diluted share, for the comparable period in 2006, an improvement of 27% in absolute dollars. (See Reconciliation of GAAP to Non-GAAP Financial Measures table)

In the first quarter of 2007, higher revenue partly offset higher operating costs, to result in a net loss of $1.2 million compared with a net loss of $1.0 million for the first quarter of 2006. On a basic and diluted per share basis, net loss for the 2007 first quarter was $0.09 compared with $0.08 in last year’s first quarter.

Mr. White concluded, “We have only begun to commercialize our technologies. We believe that the potential for our technology solutions to be used globally as the foundation of defense on all printed materials is virtually unlimited. We have made excellent progress, but still have a great deal of work ahead of us. We are confidently looking forward to the challenge.”

EARLY SECOND QUARTER HIGHLIGHTS AND OUTLOOK

•	Initiating technology usage training in China with BTI customer; production expected to begin late in the second half of 2007.

•	Expanding presence in Germany to capitalize on interest generated by victory in German intellectual property court

•
Pursuing opportunities with U.S. government contractors and integrators with a focus on Department of Homeland Security efforts on customs and court security, as well as a variety of card identification products.

•	Starting initial training in the Dominican Republic with a BTI customer.

TELECONFERENCE

The Company invites you to join Patrick White, Chairman and CEO and Peter Ettinger, President on a teleconference to discuss first quarter results and its sales and marketing activities on Monday, May 14, 2007 at 4:30 p.m. Eastern Time. To access the call you may dial (973) 935-8759. It is recommended that you dial in approximately 10 to 15 minutes prior to the scheduled start time. Alternatively, you may listen to a live web cast of the call on the Company’s website: www.documentsecurity.com.

A replay of the call will be available until June 11, 2007 at midnight Eastern Time by dialing (973) 341-3080 and entering PIN number 8774014. The archive will be made available on the website for approximately 60 days.

-MORE-

Document Security Systems Reports 103% Revenue Growth in First Quarter 2007
May 14, 2007

About Document Security Systems, Inc.

A rapidly growing security technology company, Document Security Systems is a world leader in the development of optical deterrent technologies that help prevent counterfeiting and brand fraud from the use of the most advanced scanners, copiers and imaging systems in the market. The Company’s patented and patent-pending technologies protect valuable documents and printed products from counterfeiters and identity thieves. Document Security Systems’ customers, which include international governments, major corporations and world financial institutions, use its covert and overt technologies to protect a number of applications including, but not limited to, currency, vital records, brand protection, ID Cards, internet commerce, passports and gift certificates. Document Security Systems’ strategy is to become the world’s leading producer of cutting-edge security technologies for paper, plastic and electronically generated printed assets. More information about Document Security Systems can be found at its websites: www.documentsecurity.com and www.plasticprintingprofessionals.com.

Safe Harbor Statement

This release contains forward-looking statements regarding expectations for future financial performance, which involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to, changes in economic and business conditions in the world, increased competitive activity, achieving sales levels to fulfill revenue expectations, consolidation among its competitors and customers, technology advancements, unexpected costs and charges, adequate funding for plans, changes in interest and foreign exchange rates, regulatory and other approvals and failure to implement all plans, for whatever reason. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on current conditions; expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

TABLES FOLLOW.

-MORE-

Document Security Systems Reports 103% Revenue Growth in First Quarter 2007
May 14, 2007

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
For the Three Months Ended March 31,
(Unaudited)

	2007	2006
Revenue
Security printing	$1,112,352	$656,038
Royalties	298,796	36,614
Digital solutions	162,802	-
Legal products	175,682	170,058
Total Revenue	1,749,632	862,710

Costs of revenue
Security printing	555,540	443,480
Digital solutions	33,507	-
Legal products	103,174	102,717

Total costs of revenue	692,221	546,197

Gross profit	1,057,411	316,513

Operating expenses:
Selling, general and administrative expenses	1,858,878	1,039,906
Research and development	94,408	72,602
Amortization of intangibles	345,639	220,000

Operating expenses	2,298,925	1,332,508

Operating loss	(1,241,514)	(1,015,995)

Other income (expense):
Interest income	40,808	26,896
Gain/(loss) on foreign currency adjustments	(3,346)	-
Interest expense	(1,153)	(5,463)

Loss before income taxes	(1,205,205)	(994,562)

Income taxes	4,738	-
Net loss	$(1,209,943)	$(994,562)

Net loss per share, basic and diluted	$(0.09)	$(0.08)

Weighted average common shares outstanding, basic and diluted	13,584,795	12,803,861

See accompanying notes.

-MORE-

Document Security Systems Reports 103% Revenue Growth in First Quarter 2007
May 14, 2007

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31,	December 31,
	2007	2007
	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$4,439,785	$5,802,615
Accounts receivable, net of allowance
of $74,000 ($74,000 -2006)	1,018,562	618,622
Inventory	316,579	239,416
Prepaid expenses and other current assets	229,211	224,782

Total current assets	6,004,137	6,885,435

Fixed assets, net	619,135	637,732
Other assets	158,370	156,734
Goodwill	1,396,734	1,396,734
Other intangible assets, net	5,777,682	5,389,564

Total Assets	$13,956,058	$14,466,199

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,444,994	$1,283,503
Accrued expenses & other current liabilities	550,222	877,261
Deferred revenue	603,499	564,439
Current portion of capital lease obligations	33,093	34,814

Total current liabilities	2,631,808	2,760,017

Long-term capital lease obligations	42,417	50,417
Long-term deferred revenue	385,954	466,875
Commitments and Contingencies

Stockholders' equity
Common stock, $.02 par value;
200,000,000 shares authorized,
13,612,597 shares issued and outstanding (13,544,724 in 2006)	272,252	270,894
Additional paid-in capital	29,061,367	28,145,793
Accumulated deficit	(18,437,740)	(17,227,797)
Total stockholders' equity	10,895,879	11,188,890
Total Liabilities and Stockholders' Equity	$13,956,058	$14,466,199

-MORE-

Document Security Systems Reports 103% Revenue Growth in First Quarter 2007
May 14, 2007

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
For the three Months Ended March 31,
(Unaudited)

	2007	2006
Cash flows from operating activities:
Net loss	$(1,209,943)	$(994,562)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization expense	391,398	276,647
Stock based compensation	335,948	27,329
(Increase) decrease in assets:
Accounts receivable	(399,940)	(131,749)
Inventory	(77,163)	7,027
Prepaid expenses and other assets	(6,065)	7,802
Increase (decrease) in liabilities:
Accounts payable	76,424	260,458
Accrued expenses and other current liabilities	169,961	(50,105)
Deferred revenue	(41,861)	-

Net cash used by operating activities	(761,241)	(597,153)

Cash flows from investing activities:
Purchase of fixed assets	(27,162)	(37,229)
Business combinations	-	(1,250,000)
Purchase of other intangible assets	(380,306)	(94,869)

Net cash used by investing activities	(407,468)	(1,382,098)

Cash flows from financing activities:
Repayment of long-term debt	-	(12,476)
Repayment of capital lease obligations	(9,721)	(8,080)
Payment of stock issuance costs	(497,000)	-
Issuance of common stock	312,600	589,901

Net cash provided (used) by financing activities	(194,121)	569,345

Net decrease in cash and cash equivalents	(1,362,830)	(1,409,906)
Cash and cash equivalents beginning of period	5,802,615	3,953,482
Cash and cash equivalents end of period	$4,439,785	$2,543,576

-MORE-

Document Security Systems Reports 103% Revenue Growth in First Quarter 2007
May 14, 2007

Reconciliation of Non-GAAP Performance Measures
	Three Months Ended March 31:

	2007	2006	% Change

Net Loss	$(1,210,000)	(995,000)	22%
Add back:	-	-	0%
Depreciation	45,000	57,000	-21%
Amortization of Intangibles	346,000	220,000	57%
Stock based payments	336,000	27,000	1144%
Interest Income	(41,000)	(27,000)	52%
Interest Expense	1,000	5,000	-80%
Income Taxes	5,000	-	0%

Adjusted EBITDA	(518,000)	(713,000)	-27%